Securities and Exchange Commission
                             Washington, DC 20549




                                   Form 8-K


                             Current Report Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act 0f 1934



        Date of Report (Date of earliest event reported) March 3, 2000


                              Brandmakers, Inc.
            (Exact Name of Registrant as Specified in Its Charter)

          Utah                   800-28184                37-1099747
     (State or Other            (Commission            (I.R.S. Employer
     Jurisdiction of            File Number)         Identification No.)
     Incorporation)


               1325 Capital Circle, NW, Lawrenceville, GA 30043
                   (Address of Principal Executive Offices)

                                (770) 338-1958
             (Registrant's Telephone Number, Including Area Code)

        (Former Name or Former Address, if Changed Since Last Report)

ITEM 5
Other Events

Purchase of Specific Assets

On February 24, 2000, Brandmakers, Inc. ("Brandmakers" or "the Company") signed an agreement with Joshua Friedman and Phyllis Zyskind (together, "Seller") to purchase certain assets, namely inventory and equipment (see Exhibit A) of Multi-Page Communications LLC ("Multi-Page"), a Delaware Limited Liability Company. Seller purchased assets of Multi-Page pursuant to a foreclosure of Sellers lien on such assets at a sale held on February 23, 2000.

The Zoom Communications division of Brandmakers absorbed these assets. Zoom Communications markets both in-house paging systems and wide area paging systems. In a separate transaction, Zoom has obtained exclusive marketing rights to the Allure, Intrigue, and Miracle models of pagers previously marketed by Multi-Page. Besides selling new and rebuilt pagers, Brandmakers' Lawrenceville, Georgia facility also supplies pager parts and repair service.

The consideration supporting this transaction consists of $600,000 in cash or common stock. The terms call for the company to transfer 2,000,000 of Brandmakers restricted common stock to be deposited into an escrow account managed by the Company's stock transfer agent, Standard Registrar and Transfer Company. At the end of a year, when this stock is eligible for the Rule 144 safe harbor, the legend on this stock may be lifted and the stock transfer agent will be given specific instructions. During this one year holding period, the stock will be held by Standard Registrar and Transfer as Trustee. The average closing price of the stock between the tenth and twelfth month after the agreement was signed will be used to determine the number of shares needed to meet the obligation. The Company will decide whether to pay Seller in cash, stock, or a combination of both.

ITEM 7
Financial Statements and Exhibits

     (a)  none

     (b)  none

     (c)  10.1 AGREEMENT OF PURCHASE AND SALE

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

March 3, 2000
Brandmakers, Inc.

By:            /s/
     ------------------------
      Geoff Williams
      Chief Executive Officer